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                                                                    EXHIBIT 99.2


03/27/01                                                          COMMUNICATIONS

                     WILLIAMS COMMUNICATIONS SELLS REMAINING
                    ENTERPRISE SERVICES ASSET TO STRENGTHEN
                        FOCUS ON CORE BROADBAND BUSINESS

TULSA -- In a move to strengthen
focus on the rapidly growing broadband market, Williams Communications, LLC (NYSE:WCG) has signed a contract with TELUS to sell its Canadian enterprise services business unit, Williams Communications Canada.

Williams Communications Canada, Inc. (WCCI) is the Canadian operations of Houston-based business unit Williams Communications Solutions, an enterprise communications services provider. A previously announced agreement to sell Solutions' U.S. and Mexican operations to Platinum Equity is expected to close March 31.

Under the terms of the agreement, TELUS will acquire Williams Communications Canada countrywide operations, which offer a comprehensive portfolio of communications equipment and enterprise network offerings. WCCI employees will be retained by Telus. The agreement is expected to close May 31, subject to regulatory approval. Financial terms of the agreement were not disclosed.

"Williams Communications continually looks for opportunities to improve shareholder value by realigning its business," said Howard Janzen, president and chief executive officer of Williams Communications. "Our decision was driven by a need to focus growth opportunities on our core broadband network business in order to meet the growing demand for broadband network services."

"Williams Communications Canada has established an excellent reputation as Canada's single-source business communications systems integrator. By joining TELUS, our Canadian employees will find an environment that offers renewed focus on enterprise services," said Patti Schmigle, president of Williams Communications Solutions.

About Williams Communications Group, Inc. (NYSE:WCG)

Williams Communications, through its subsidiaries, is North America's only exclusively carrier-focused fiber-optic network. Based in Tulsa, Okla., Williams Communications is located primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 86 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at http://www.williams.com and http://www.williamscommunications.com.

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CONTACT INFORMATION:

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Cheena Pazzo, Williams Communications (media)         Patricia Kraft, Williams Communications (investors)
(918) 573-4387                                        (918) 573-0649
Cheena.pazzo@williams.com                             patricia.kraft@williams.com
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